Exhibit 99.1
PCTEL Affirms 2008 Fourth Quarter Revenue Guidance
Impairment of $1.7 Million in Fourth Quarter Pretax Earnings Related To Bank of America’s Columbia Strategic Cash Portfolio
Bloomingdale, IL — January 12, 2009 - PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and optimization solutions for the wireless industry, confirmed today that it expects to report revenue for the fourth quarter ended December 31, 2008 at slightly over the midpoint of its guidance range of $17.5 to $18.5 million. Gross margins will also be in line with earlier estimates. Scanning receiver sales remained strong, as were antenna sales to key OEM customers.
In addition, the company expects to report a non-operating expense of $1.7 million related to mark to market losses incurred during the fourth quarter on its investment in the Bank of America affiliated Columbia Strategic Cash Portfolio Fund (“the Fund”). At December 31, 2008 the company had approximately $8.6 million invested in the Fund. Through December 31, 2008, the fund has returned approximately $31.9 million of the original investment in cash redemptions (73.5%) and the company has incurred approximately $2.9 million in mark to market, non-operating expense in arriving at the current Fund balance.
According to the Fund’s management, PCTEL should receive $5 to $6 million in cash redemptions in 2009. Those assets are significantly exposed to the mortgage market and related macroeconomic pressures. The company now projects a non-operating, pre-tax loss of $200,000 in Other Income and Expense for 2009. This estimate reflects the Fund’s exposure to future 2009 mark to market losses resulting from further deterioration in macroeconomic conditions.
The company will update investors at its first quarter earnings release conference call, which is scheduled for February 26, 2009.

About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and optimization solutions for the wireless industry. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address public safety, military, and government applications; SCADA, Health Care, and Agricultural applications; Indoor Wireless, Wireless Backhaul, and Cellular applications. Its portfolio includes a broad range of WiMAX antennas, WiFi antennas, Land Mobile Radio antennas, and GPS antennas that serve innovative applications in telemetry, RFID, in-building, fleet management, and mesh networks. PCTEL provides parabolic antennas, ruggedized antennas, yagi antennas, and other high performance antennas for many applications. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site www.pctel.com, www.antenna.com, www.antenna.pctel.com, or www.rfsolutions.pctel.com.
PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding anticipated fund redemptions, fund exposure to further mark to market losses, and the ultimate outcome of the fund liquidation, are forward looking statements within the meaning of the safe harbor. PCTEL does not independently assess mark to market valuations and relies solely on Bank of America and the fund for theses estimates. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the macroeconomic environment the success of the government’s TARP initiative, the liquidity of financial markets, housing values and other economic elements well beyond the control of PCTEL and its management and board of directors. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
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For further information contact:

John Schoen	Jack Seller	Mary McGowan
CFO	Public Relations	Investor Relations
PCTEL, Inc.	PCTEL, Inc.	Summit IR Group
(630) 372-6800	(630)339-2116	(408) 404-5401
	jack.seller@pctel.com	mary@summitirgroup.com